UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2023
LOCAL BOUNTI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-40125	98-1584830
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
	400 W. Main St.
Hamilton	MT	59840
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (800) 640-4016

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LOCL	New York Stock Exchange
Warrants, thirteen exercisable for one share of Common Stock for $149.50 per share	LOCL WS	New York Stock Exchange*
*On October 18, 2023, Local Bounti Corporation was notified by the New York Stock Exchange ("NYSE") that the NYSE had halted trading in the Company’s warrants due to the low trading price of the warrants.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition.

On October 30, 2023, Local Bounti Corporation ("we," "our" or the "Company") issued a press release (the "Press Release") announcing its financial results for the quarter ended September 30, 2023. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 2.02, including Exhibit 99.1, will not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended ("the Securities Act"), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 7.01 Regulation FD Disclosure.

The Press Release also announced a new common stock repurchase program (as described in greater detail in Item 8.01 of this Current Report on Form 8-K). A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference in its entirety.

The information furnished under this Item 7.01, including Exhibit 99.1, will not be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On October 29, 2023, the Company's Board of Directors authorized a new common stock repurchase program that will allow the Company to repurchase up to $1.0 million shares of the Company's common stock. This new program commences immediately. Under the new repurchase program, the Company may purchase shares of common stock from time to time through a variety of methods, which may include but are not limited to open market purchases, the implementation of a 10b5-1 plan, privately negotiated transactions and/or any other available methods in accordance with Securities and Exchange Commission and other applicable legal requirements. The repurchase program will remain in effect until the amount authorized has been fully repurchased or until the Company suspends or terminates the program with an outside date of March 31, 2024.

The Company is also supplementing its existing risk factor disclosure in its existing filings made pursuant to the Exchange Act and the Securities Act with the following updated risk factor:

Our failure to meet the NYSE's continued listing requirements could result in the suspension of trading of our common stock and a subsequent delisting of our common stock.

Our common stock is listed on the NYSE. The NYSE requires us to continue to meet certain listing standards, including standards related to our average closing share price and our global market capitalization. The NYSE considers a listed company to be out of compliance with its continued listing standards if the average closing price of the company's stock is less than $1.00 over a period of 30 consecutive trading days. If the listed company does not regain compliance with the NYSE's minimum price condition by the end of the cure period, it will be subject to suspension and delisting procedures.

Our common stock could also be delisted if our average global market capitalization over a consecutive 30 trading-day period is less than $15 million. Our average global market capitalization over a consecutive 30 trading-day period may be less than $15 million based on the current market price of our common stock. If our stock price does not rise to a level where it meets the global market capitalization requirement, the NYSE will promptly suspend our common stock from trading on the NYSE and will simultaneously begin the process to delist our common stock, subject to our right to appeal under NYSE rules. While we would intend to appeal this decision, there is no assurance that any appeal we undertake will be successful.

Delisting from the NYSE would make trading our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. In addition, without a NYSE market listing, stockholders may have a difficult time getting a quote for the sale or purchase of our common stock, the sale or purchase of our common stock would likely be made more difficult and the trading volume and liquidity of our common stock could decline. Delisting from the NYSE could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. If our common stock is delisted by the NYSE, our common stock may be eligible to trade on an over-the-counter quotation system, such as the pink sheets or OTCQB market, where an investor may find it more difficult to sell our common stock or obtain accurate quotations as to the market value of our common stock. We cannot assure you that our common stock, if delisted from the NYSE, would be eligible to be listed on another national securities exchange or quoted on an over-the-counter quotation system.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated October 30, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Local Bounti Corporation

/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer
Date: October 30, 2023